Exhibit 99.1

FOR IMMEDIATE RELEASE

Princeton Capital Corporation Provides Strategic Process Update

NORTH ANDOVER, MA – August 19, 2021 - Princeton Capital Corporation (OTC:PIAC) (“Princeton” or the “Company”), today provided an update on its review of strategic alternatives.

On November 15, 2019, the Company announced that the Company’s Board of Directors had initiated a strategic review process to identify, examine, and consider a range of strategic alternatives available to the Company, including but limited to, (i) selling the Company’s assets to a business development company or other potential buyer, (ii) merging with another business development company, (iii) liquidating the Company’s assets in accordance with a plan of liquidation, (iv) raising additional funds for the Company, or (v) otherwise entering into another business combination, with the objective of maximizing stockholder value.

The Company’s strategic options have been enhanced by significant valuation growth in the Company’s portfolio of investments of 31.28% in the second quarter of 2021 and 48.26% for the calendar year through June 30, 2021, as described in the Company’s Form 10-Q filings for the first two quarters of 2021.

While the COVID-19 pandemic temporarily slowed the Company’s efforts, the Company and its Board remain active in reviewing strategic alternatives with the continued objective of maximizing stockholder value. The Board is open to any alternatives for maximizing stockholder value, including a potential strategic transaction.

The Board and the Company’s management team plan to continue to proceed in a timely and orderly manner, but have not set a definitive timetable for completion of the strategic process. There can be no assurance of a successful outcome from these efforts, or of the form or timing of any such outcome.

For more information about the Company, please review the Company’s filings, including the Company’s most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, which are available on its website at https://ir.princetoncapitalcorp.com/all-sec-filings or the U.S. Securities and Exchange Commission website at www.sec.gov.

About Princeton Capital Corporation

Princeton Capital Corporation is an externally managed, non-diversified, closed-end investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. Princeton Capital Corporation’s investment objective is to maximize the total return to our stockholders in the form of current income and capital appreciation through the debt securities and related equity investments. The Company’s investment activities are currently managed by its Investment Adviser, House Hanover, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the U.S. Securities and Exchange Commission. Princeton Capital Corporation undertakes no duty to update any forward-looking statements made herein. All forward-looking statements speak only as of the time of this press release.

Company Contact:

Gregory J. Cannella, Chief Financial Officer

(978) 794-3366

gcannella@princetoncapitalcorp.com